Exhibit 99.1

Introduction

Thank you. This is Patricia Murphy, and I’d like to welcome you to IBM’s first quarter 2022 earnings presentation. I’m here with Arvind Krishna, IBM’s Chairman and Chief Executive Officer, and Jim Kavanaugh, IBM’s Senior Vice President and Chief Financial Officer. We’ll post today’s prepared remarks on the IBM investor website within a couple of hours, and a replay will be available by this time tomorrow. To provide additional information to our investors, our presentation includes non-GAAP measures. For example, all of our references to revenue and signings growth are at constant currency. We have provided reconciliation charts for these and other non-GAAP measures at the end of the presentation, and in the 8-K submitted to the SEC. Finally, some comments made in this presentation may be considered forward looking under the Private Securities Litigation Reform Act of 1995. These statements involve factors that could cause our actual results to differ materially. Additional information about these factors is included in the company’s SEC filings.

So with that, I’ll turn the call over to Arvind.

CEO Perspective

Thank you, Patricia. And thanks to all of you for joining us today. Our first quarter results reflect the changes we have made to position our business for the future. This solid start to the year reinforces our confidence in our strategy, and we now see revenue growth for 2022 at the high end of our mid-single digit model.

What we are hearing from clients is clear. Technology has become a fundamental source of competitive advantage. It is at the very center of how businesses scale and is no longer perceived primarily as a way to cut costs. This is especially true in our current environment. Harnessing the power of technologies such as hybrid cloud and AI remains essential as our clients face a number of strategic challenges and opportunities —whether it’s competing for talent, supply chain issues, inflation, cybersecurity or geopolitical instability.

We continue to see a strong demand environment for both technology and consulting, as we help our clients respond to these issues. Over the last two years we have been optimizing our portfolio, expanding our ecosystem, and simplifying our go to market – to capture this demand. This quarter we again had double-digit revenue growth in Consulting, and Software growth reflects solid performance across the portfolio. Our Infrastructure business, as always, reflects product cycle dynamics. Our revenue performance this quarter is a strong indication that our focus, our investments, and our actions are paying off.

Before we go further, let me say a few words about the war in Ukraine. We are first and foremost focused on the safety and security of our employees. IBM is providing help – including relocation assistance and financial support to IBMers in the region and matching donations from our employees around the world to non-profits. In terms of the business impact from Russia, Jim will quantify, but I'll say the impact is measurable, but not large.

Hybrid Cloud and AI Progress

Let me now turn to the progress we are making when it comes to our hybrid cloud and AI strategy. Hybrid cloud is all about providing a platform that can straddle multiple public clouds, private clouds, and on-premise properties that our clients typically have. The platform we have built is open, secure, and flexible. At its core, it is based on Red Hat, which gives clients powerful software capabilities based on open-source innovation. Our software has been optimized for that platform and helps our clients apply AI, automation, and security to make their business work better. Our global team of consultants offers deep business expertise. They do this by co-creating with clients and finding ways to harness the power of technology to accelerate their digital transformation journeys. Our infrastructure allows clients to take full advantage of an extended hybrid cloud environment.

This platform-centric strategy is producing solid results. We have more than 4,000 hybrid cloud platform clients, including 200 added in the first quarter. This gives us two avenues of growth – from the incremental number of clients, but more importantly it allows us to expand our software, consulting, and infrastructure footprint at these clients. Clients such as Charles Schwab, Discover Financial and the U.S. Department of Education have all recently chosen IBM’s hybrid cloud capabilities to digitally transform and build new and differentiated experiences and services.

Clients also turn to IBM’s AI capabilities to move their employees to higher value tasks and improve their customer experiences. For instance, IBM is now working with McDonald’s to pilot an automated drive-thru experience with Watson Orders. In addition, TD Securities is using IBM’s AI-powered virtual assistant in support of their precious metals digital store. We were recently recognized in this area as a leader in a Gartner Magic Quadrant. These highlight our ability to drive innovation in natural language processing and bring these new capabilities to clients.

An important element of our platform strategy is our partner ecosystem, where we continue to gain momentum. We see this in IBM Consulting where signings with our ecosystem partners were up more than 50 percent to two billion dollars this quarter. In the first quarter, we continued to broaden our ecosystem. We announced an expansion of our strategic partnership with SAP, serving as SAP’s RISE premium partner to help clients move workloads to the cloud. With Adobe, we announced a significant expansion of our partnership around the use of AI-powered weather data, on the Adobe Experience Platform. We are collaborating with Worley and ABB to build a digitally-enabled solution that will help energy companies build and operate green hydrogen facilities more efficiently and at scale. We also signed an agreement to join the UAE’s network of Industry 4.0 champions — a major public-private partnership designed to accelerate the digital transformation of the country’s industrial sector.

Within IBM, we are making significant changes to the way we work to build a client-centric culture based on technical excellence. Our new client engagement model, based on experiential selling, client engineering, and co-creation, is strongly resonating among clients. Over the last few quarters sales productivity is rising, renewal rates are increasing, and recurring revenue is growing.

While we are focused on meeting the needs of clients today, we continue to shape the technologies of tomorrow. Most recently, we announced the IBM z16 platform in early April. z16 is designed for cloud-native development, cybersecurity resilience and includes an on-chip AI accelerator. This allows clients to reduce fraud within real-time transactions. The z16 exemplifies our ability to drive critical innovations to a platform that remains essential to the world’s economy.

At the same time, we are bullish on the immense potential that automation represents. We firmly believe that our AIOps capabilities are poised to seize this significant opportunity. In the last quarter we announced a new AIOps solution in collaboration with Flexera that is designed to automate software license compliance.

Quantum is another example of our commitment to advance the fundamental science of computing. By deploying the world’s first 127-qubit processor, we are the only company to have an actual operational computer that is available on our cloud. Companies and governments around the world are taking steps to prepare for quantum. As an example, we have recently forged new partnerships with HSBC and the government of Québec.

Delivering organic innovation remains an important and constant focus. At the same time, we continue to make acquisitions to strengthen our portfolio and add value to our clients. In line with this thinking, we completed three acquisitions in the first quarter – Envizi, Neudesic and Sentaca.

Clients, partners, employees, and investors are placing a premium on ESG. As the world moves toward a more circular and sustainable economy, clients need help on their journey. That is why we recently launched the IBM Sustainability Accelerator – a social impact program that applies IBM technology and consulting to help populations that are vulnerable to environmental threats. This is just one of the many efforts we have made around ESG, which you can see in IBM Impact – our first integrated ESG report that we released last week.

I will wrap up by saying the results you are seeing this quarter are a direct reflection of our ability to execute against our strategy. Each quarter, we continue to strengthen our portfolio, expand our partner ecosystem, and drive productivity and simplification through the business. IBM is now a very different company. We have, in effect, changed our company’s trajectory. And while much remains to be done, we are beginning to reap the rewards of our hard-earned efforts and we are confident in our trajectory for the year.

Now, let me to hand it over to Jim who will share the details of the quarter and our expectations with you.

Financial Highlights

Thanks Arvind. Let me start out with a few of the headline numbers. We delivered $14.2 billion in revenue, $1.5 billion of operating pre-tax income, operating earnings per share of $1.40, and $1.2 billion of free cash flow.

Ninety days ago, I talked about the first quarter and the full year in the context of our medium-term model – which is to deliver mid-single digit revenue growth, and about $35 billion of free cash flow from 2022 through 2024. These first quarter results are a solid step toward delivering on the year – and that model. Our revenue was up 11 percent. This includes over five points of incremental revenue from the commercial relationship established with Kyndryl last November.

Our business entering 2022 reflects a higher growth, higher value mix. It is also a business with more recurring revenue, dominated by software. This quarter, Software revenue was up 15 percent, and Consulting was up 17 percent. As we’ve discussed in the past, these are our two growth vectors, and together represent over 70 percent of our annual revenue. Infrastructure performance, which is influenced by product cycles, was flat as compared to last year. The Software and Infrastructure performance each include over eight points from the commercial Kyndryl relationship. As a reminder, there is no incremental contribution to IBM Consulting’s growth.

Our strategy, as Arvind said, is based on a platform-centric approach to hybrid cloud and AI. Not only do we benefit from the platform itself, but IBM and our partners also generate a multiple of software and consulting revenue on that platform. It’s an attractive economic model. You can see our success in capturing that value in our hybrid cloud revenue, which was up 17 percent in the first quarter and over the last 12 months. Revenue from our full-stack cloud capabilities – from infrastructure up through consulting – represents $20.8 billion of revenue over the last 12 months, or 36 percent of our total.

Looking at our P&L metrics, we grew operating gross profit dollars, though margin was down – with improvement in software margin offset by consulting investments and infrastructure mix due to product cycles. For operating pre-tax income, we grew profit dollars and expanded margin by 280 basis points. This profit performance reflects that we’re capturing demand in high value areas like software, and profit contribution from incremental sales for the new commercial relationship. We have taken actions to streamline our operations and simplify our go-to-market model, consistent with our more focused, platform-centric business. With the more streamlined business, we’re getting operating leverage from strong revenue performance.

Our profit dynamics also reflect increasing investments in innovation, our ecosystem, and talent. We’re increasing investments in R&D to deliver innovation in AI, hybrid cloud, and emerging areas like quantum. We’re investing in our ecosystem – organically and inorganically. For example, one of the three acquisitions Arvind mentioned was Neudesic, which adds key hyperscaler capabilities to address hybrid multi-cloud demand. And as we’ve discussed, over the last several quarters we have been aggressively hiring. We’re adding capabilities and skills to support our garages and client engineering centers, client success managers to help clients get the most of their IBM solutions, and technical talent across our business.

Now, we’re operating in an inflationary environment, and costs – especially the costs to attract and retain talent – are escalating. We’re addressing this through pricing, which will help over time. The other item I’ll mention is the impact of a strengthening dollar. We execute hedging programs, with the majority of our hedging gains reported in Other Income and Expense. These gains mitigate the currency impact in revenue and gross profit.

And then looking at net income, we expanded operating net income margin by 130 basis points. This reflects an operating tax rate of 16 percent which was up significantly from last year.

Turning to free cash flow – we generated $1.2 billion in the quarter. I’ll remind you, we’ve gone back to our traditional, all-in free cash flow definition, which includes payments for the structural actions initiated at the end of 2020. The $1.2 billion is about 12 percent of our full year expected range, consistent with history. The anomaly from that historic attainment was last year, with 23 percent of our full year free cash flow realized in the first quarter due to the unique dynamics of the Kyndryl separation.

In terms of uses of cash for the quarter, we invested about $700 million in acquisitions. And we returned $1.5 billion to shareholders in the form of dividends. We also issued four billion dollars of debt in early February, which supports maturities later in the year. This results in a March cash position of $10.8 billion and debt of over $54 billion.

Software

Turning to the segments, Software delivered strong revenue growth, up 15 percent. This includes over eight points from the recurring Kyndryl software revenue, in-line with our expectations. Software performance was driven by good growth in both Hybrid Platform & Solutions and Transaction Processing – the latter benefitting significantly from the Kyndryl content. Our software is central to a hybrid cloud value proposition. Within the segment, hybrid cloud revenue is up 25 percent, now representing $8.8 billion over the last year. And subscription and support renewal rates grew again this quarter contributing to a software deferred income balance of over $11 billion.

Hybrid Platform & Solutions revenue grew 10 percent this quarter, inclusive of about a point-and-a-half contribution from the Kyndryl commercial relationship. We’ve driven focus within this portfolio around the most strategic hybrid cloud and AI needs of our clients - Red Hat, data & AI, automation, and security. Growth was pervasive across all business areas this quarter.

Red Hat revenue, all in, was up 21 percent. Revenue growth continues to be fueled by good performance across the Red Hat portfolio. And we gained share across both RHEL and OpenShift, the foundational hybrid cloud offerings. Red Hat’s hybrid cloud offerings continue to transform enterprise IT and deliver new innovations. For example, this quarter we announced a new partnership with NVIDIA to accelerate AI applications.

Automation delivered five percent revenue growth this quarter. Growth was led by AIOps and Management and Integration. We’ve invested in an AI-powered approach to Automation and our solutions are resonating with clients as they address growing complexity, digital shifts, and skill shortages across their businesses. We extended this AI-powered automation strategy this quarter with the joint Flexera solution Arvind mentioned earlier.

Data & AI revenue grew four percent. These offerings help our clients accelerate data-driven agendas by connecting and governing all of their data and infusing AI to enhance decision-making. Performance this quarter reflects client demand across the portfolio, including continued adoption of Data Fabric, expansion of our Data Management footprint, a focus on sustainable operations with Asset & Supply Chain Management, and needs for reliable data sharing with Information Exchange. We had growth in solutions like Cloud Pak for Data, DB2, and Maximo Application Suite, just to name a few.

Security revenue grew eight percent, building on strong performance in the first quarter of last year, when we were up 14 percent. With the evolving cybersecurity environment, we delivered growth this quarter in Threat Management and Data Security. We continue to see good client demand for Cloud Pak for Security, an integrated and open security platform that advances client’s zero trust strategy while leaving data where it is. And we’ve been investing in security innovation, including a new SaaS endpoint solution following the ReaQta acquisition. Looking across the performance of our Hybrid Platform & Solutions, our annual recurring revenue, or ARR, is up nine percent year to year.

Transaction Processing delivered 31 percent revenue growth this quarter, including 28 points from the Kyndryl content. The overall dynamics are much like last quarter. We wrapped on weak performance in the first quarter of last year, which was down 15 percent. And we continue to see strong renewals of these critical software offerings – building on the expanded zSystems capacity and traction we’ve gotten throughout the strong z15 program.

Looking at software profit, we delivered operating leverage given the strong and broad-based revenue performance this quarter. Our pre-tax margin was up seven points and puts us on track for a full year software margin in the mid-20’s.

Consulting

Just as in Software, Consulting is capitalizing on a strong demand profile, growing both revenue and signings at double-digit rates across all business lines and geographies. Revenue growth accelerated to 17 percent while bookings were up over 40 percent. Our book-to-bill remains solid at 1.1 for the quarter, and over the last year.

Clients trust IBM to execute their complex business transformations, leveraging our deep industry expertise and the investments we’ve been making in skills, capabilities, our ecosystem, and in scaling our acquisitions. We are positioned to capture demand and drive adoption of our hybrid cloud platform. Consulting’s hybrid cloud revenue grew 32 percent on trailing twelve-month basis to $8.3 billion, which makes up 45 percent of the Consulting business. We continue to see strong demand and momentum in our Red Hat-related engagements this quarter, nearly doubling Red Hat-related signings year to year. Our strategic partnerships also contributed to our performance in the quarter. Revenue from these partnerships grew solid double digits led by Salesforce, SAP, AWS, and Azure.

And now, turning to our lines of business – Business Transformation revenue grew 19 percent, bringing together technology and strategic consulting to transform critical workflows at scale. The growth was broad based, with particularly strong growth in our practices centered around customer experience, talent, and data transformations, as well as supply chain and finance applications. In Technology Consulting, where we architect and implement clients’ cloud platform and strategies, revenue was up 19 percent. Growth was pervasive, led by our engagements around developing and modernizing applications for cloud deployments. Finally, Application Operations revenue grew 14 percent. This business line focuses on the management of applications and cloud platform services required to run hybrid cloud environments. Growth was broad based in this space as well, led by cloud application management.

Moving to Consulting profit, our pre-tax margin expanded about one point, delivering operating leverage and benefitting from IBM’s more streamlined G&A and go-to-market structure. Our Consulting gross margin reflects the significant investments we have made over the last year, fueling our revenue growth. We are investing in our partner ecosystem, expanding our reach. We continue to scale the 12 acquisitions we’ve made in the last 18 months, including two which closed in the first quarter. And we are investing in talent across our workforce – upskilling existing resources, adding certifications, and bringing in technical skills in areas of hybrid cloud and AI. Consulting is where we are most impacted by the competitive and inflationary labor market which puts pressure on profitability. We expect to capture value through price in our engagements and recognize it will take a few quarters to appear in our margin profile.

Infrastructure

Turning to the Infrastructure segment, revenue performance was flat versus last year. Hybrid Infrastructure revenue declined two percent, offset by growth of four percent in Infrastructure Support. The Kyndryl content contributed over eight points to Infrastructure, with consistent benefit across the two business areas.

Within Hybrid Infrastructure, zSystems revenue was down 18 percent. We’re now in the 11th quarter of z15 availability. z15 has been a very strong program, both in revenue performance and capacity. In fact, we’ve shipped more z15 MIPs than in any other program. Building on that momentum, we’ve just announced our newest solution – IBM z16. Arvind commented on the three differentiated capabilities of z16 – embedded AI at scale, cyber-resilient security, and cloud-native development for hybrid cloud. Distributed Infrastructure delivered eight percent revenue growth this quarter. Client demand for S/4 HANA data-intensive workloads on our newest Power10 high-end systems fueled this performance.

Looking at Infrastructure profit, the pre-tax margin was down three points, reflecting where we are in our IBM zSystems product cycle.

Summary

Now let me take it back up to the IBM level. We’ve focused our business on a platform-centric, hybrid cloud and AI strategy. Over the last couple of years, we’ve been taking steps to optimize our portfolio, streamline our operations and allocate capital to execute that strategy, and improve our financial profile. Our first quarter results reflect these very significant changes and put us on track to our full-year expectations for our two key measures of revenue growth and free cash flow.

Ninety days ago, we expected to grow revenue at a mid-single digit rate at constant currency, before the incremental Kyndryl sales. With a strong start to the year, we now see revenue growth at the high end of that mid-single digit range. On top of that, we expect about three-and-a-half points of growth for the year from the commercial relationship with Kyndryl – spread over the first three quarters. And then looking at currency, with the strengthening US dollar, at mid-April spot rates, currency will now be a three to four point headwind to revenue growth for the year. For free cash flow, we continue to expect ten to ten-and-a-half billion dollars in 2022. As I said earlier, this is an all-in free cash flow definition and includes the cash impact associated with our 2020 structural actions.

Before getting into the segments and color on the second quarter, I’ll comment on the business impact of our Russian operations. Our business in Russia is not large, but it’s concentrated in high-end infrastructure and software. Last year, business in the country contributed about $300 million of revenue, and about $200 million of profit and cash. For this year, we expect no contribution from Russia, which puts us closer to the low end of our free cash flow range.

Now let me provide some color on our expectations for segment performance for the year. In Software, we got off to a good start and we haven’t changed our view of constant currency revenue growth or the contribution from the external sales to Kyndryl. We also remain on track to a Software pre-tax margin in the mid-20’s range for the year. In IBM Consulting, with our first quarter revenue and signings performance, we are taking up our view of Consulting revenue to a low double-digit growth rate for the year. With continued investment in talent and a competitive labor environment, we now expect a pre-tax margin approaching 10 percent – which is up a couple of points year to year. This reflects improving performance in the second half as we realize price increases in our contracts. Our Infrastructure revenue performance, as always, reflects product cycle dynamics. This year, we’d expect performance above the model given the launch of our z16 late in the second quarter. This will contribute to second quarter performance, and ramp further in the second half. On top of that, we’re planning for about four to five points from the external sales to Kyndryl in 2022. We see a mid to high-teens pre-tax margin for the full year. These segment revenue and margin dynamics would yield about a four-point year-to-year improvement in IBM’s pre-tax margin for the full year. In terms of tax, we continue to expect a mid to high-teens operating tax rate, which is a headwind to our profit growth.

Let me comment on a couple of items specific to the second quarter. At current spot rates, currency would be a five-point headwind to revenue growth. We expect to close the sale of the healthcare software assets, with the gain utilized to address stranded costs. And we expect a four-to-five-point year-to-year improvement in operating pre-tax margin, and a tax rate in the high-teens. Based on our solid first quarter performance and view of the year, we are on track to our mid-term model. And now Patricia, let’s go to the Q&A.

Closing

Thank you, Jim. Before we begin the Q&A, I’d like to mention a couple of items. First, supplemental information is provided at the end of the presentation. And then second, as always, I’d ask you to refrain from multi-part questions.

Operator, let’s please open it up for questions.